United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  RENOVIS, INC.
             ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    759885106
             ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
             ------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  759885106                                                                     Page 2 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,166,112
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  759885106                                                                     Page 3 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners II, Inc.
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,166,112
                                                              Please see Attachment A

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 759885106                                                                     Page 4 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners II,  L. P.
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,166,112
                                                              Please see Attachment A

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 759885106                                                                      Page 5 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners II, LLC
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,166,112
                                                              Please see Attachment A

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)  Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 759885106                                                                      Page 6 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners II, LLC
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,166,112
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 759885106                                                                      Page 7 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Partners II, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,166,112
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 759885106                                                                      Page 8 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Management II,  LLC
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power 2,166,112
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 759885106                                                                      Page 9 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero BioPharma Partners II, LLC
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,166,112
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 759885106                                                                        Page 10 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Farah Champsi
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                      Please see Attachment A & Footnote 1
Number Of Shares                                     (5)      Sole Voting Power         69,369
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       1,190,475
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    69,369

                                                     (8)      Shared Dispositive Power  1,190,475
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,259,844         Please see Attachment A & Footnote 1
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.11%             Please see Attachment A & Footnote 1
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1: Includes 1,148,235 shares beneficially owned by Alta BioPharma Partners II, L.P. and 42,240 shares beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. In addition, Ms. Champsi directly owns 42,703 shares of Common Stock and holds Stock Options for 26,666 shares of Common Stock.


CUSIP No. 759885106                                                                      Page 11 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,166,112
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,166,112
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,166,112    Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.79%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 759885106                                                                      Page 12 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       975,637
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  975,637
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         975,637           Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         3.96%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person
                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 759885106                                                                      Page 13 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       963,465
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  963,465
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         963,465  Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         3.91%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 759885106                                                                      Page 14 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,153,940
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,153,940
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,153,940         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         8.74%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 759885106                                                                      Page 15 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                             Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       975,637
Person With                                                   Please see Attachment A

                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  975,637
                                                              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         975,637           Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         3.96%             Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 759885106                                                                      Page 15 of 23 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Edward Penhoet
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                     Please see Attachment A and Footnote 2
Number Of Shares                                     (5)      Sole Voting Power         121,129
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       1,148,235
Person With                                                   Please see Attachment A & Footnote 2

                                                     (7)      Sole Dispositive Power    121,129

                                                     (8)      Shared Dispositive Power  1,148,235
                                                              Please see Attachment A & Footnote 2
-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,269,364         Please see Attachment A & Footnote 2
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.15%             Please see Attachment A and Footnote 2
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 2:  Includes 1,148,235 shares beneficially owned by Alta BioPharma Partners II, L.P. In addition, Dr.
             Penhoet directly owns 72,241 shares of Common Stock and holds Stock Options for 48,888 shares of Common
             Stock.

Item 1.

(a)      Name of Issuer: Renovis, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  Two Corporate Drive
                  South San Francisco, CA 94080

Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta Partners II, Inc. ("AP II")
         Alta California Partners II, L.P. ("ACPII")
         Alta California Management Partners II, LLC ("ACMPII")
         Alta Embarcadero Partners II, LLC ("AEPII")
         Alta BioPharma Partners II, L.P. ("ABP II")
         Alta BioPharma Management II, LLC ("ABPM II")
         Alta Embarcadero BioPharma Partners II, LLC ("AEBP II")
         Farah Champsi ("FC")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Daniel Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")
         Edward Penhoet ("EP")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

(c)      Citizenship/Place of Organization:


         Entities:         AP               California
                           AP II            California
                           ACPII            Delaware
                           ACMPII           Delaware
                           AEPII            California
                           ABPII            Delaware
                           ABPMII           Delaware
                           AEBPII           California

         Individuals:      FC               United States
                           JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States
                           EP               United States

(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number: 759885106

Item 3.  Not applicable.

Item 4   Ownership.

                             Please see Attachment A
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------

                               AP        AP II        ACPII       ACMPII       AEPII        ABP II        ABPMII
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         2,166,112   2,166,112    2,166,112   2,166,112    2,166,112     2,166,112    2,166,112
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of        8.79%       8.79%        8.79%       8.79%        8.79%         8.79%        8.79%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-         -0-          -0-         -0-          -0-           -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      2,166,112   2,166,112    2,166,112   2,166,112    2,166,112     2,166,112    2,166,112
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-         -0-          -0-         -0-          -0-           -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             2,166,112   2,166,112    2,166,112   2,166,112    2,166,112     2,166,112    2,166,112
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------

                             AEBPII        FC          JD           GG           DJ           AM            GN
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         2,166,112   1,259,844    2,166,112    975,637      963,465      2,153,940     975,637
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of        8.79%       5.11%        8.79%       3.96%        3.91%         8.74%        3.96%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-        69,369        -0-         -0-          -0-           -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      2,166,112    1,190,475   2,166,112    975,637       963,465     2,153,940     975,637
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-         69,369       -0-         -0-           -0-          -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             2,166,112    1,190,475   2,166,112    975,637       963,465     2,153,940     975,637
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
                               EP
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial          1,269,364
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of         5.15%
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power    121,129
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      1,148,235
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive    121,129
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             1,148,235
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which \ Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 8, 2005


ALTA PARTNERS                                     ALTA CALIFORNIA PARTNERS II, L.P.

                                                     By:  Alta California Management Partners II, LLC,
                                                                Its General Partner

By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage          .
   -----------------------------------------            ------------------------------------------
         Jean Deleage, President                              Jean Deleage, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC       ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, Member                                 Jean Deleage, Member

ALTA  PARTNERS II, INC.

By:      /s/ Jean Deleage
   -----------------------------------------
         Jean Deleage, President

ALTA BIOPHARMA PARTNERS II, L.P.                  ALTA BIOPHARMA MANAGEMENT II, LLC
By: Alta BioPharma Management II, LLC


By:      /s/ Farah Champsi                           By:      /s/ Farah Champsi
   -----------------------------------------            -----------------------------------------
         Farah Champsi, Managing Director                     Farah Champsi, Managing Director


ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By:      /s/ Farah Champsi                                    /s/ Alix Marduel
   -----------------------------------------         --------------------------------------------
         Farah Champsi, Manager                               Alix Marduel


         /s/ Jean Deleage                                     /s/ Guy Nohra
--------------------------------------------         --------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Farah Champsi
--------------------------------------------         --------------------------------------------
         Garrett Gruener                                      Farah Champsi

         /s/ Daniel Janney                                    /s/ Edward Penhoet
--------------------------------------------         --------------------------------------------
         Daniel Janney                                        Edward Penhoet


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING



Date:    February 8, 2005


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ALTA PARTNERS                                     ALTA CALIFORNIA PARTNERS II, L.P.

                                                     By:  Alta California Management Partners II, LLC,
                                                                       Its General Partner

By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            ------------------------------------------
         Jean Deleage, President                              Jean Deleage, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, Member                                 Jean Deleage, Member

ALTA  PARTNERS II, INC.

By:      /s/ Jean Deleage
   -----------------------------------------
         Jean Deleage, President


ALTA BIOPHARMA PARTNERS II, L.P.                           ALTA BIOPHARMA MANAGEMENT II, LLC
By: Alta BioPharma Management II, LLC


By:      /s/ Farah Champsi                           By:      /s/ Farah Champsi
   -----------------------------------------            -----------------------------------------
         Farah Champsi, Managing Director                     Farah Champsi, Managing Director

ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By:      /s/ Farah Champsi                                    /s/ Alix Marduel
   -----------------------------------------         --------------------------------------------
         Farah Champsi, Manager                               Alix Marduel


         /s/ Jean Deleage                                     /s/ Guy Nohra
--------------------------------------------         --------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Farah Champsi
--------------------------------------------         --------------------------------------------
         Garrett Gruener                                      Farah Champsi

         /s/ Daniel Janney                                    /s/ Edward Penhoet
--------------------------------------------         --------------------------------------------
         Daniel Janney                                        Edward Penhoet

                                  Attachment A

Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Alta California Partners II, L.P. beneficially owns 963,465 shares of Common Stock and Alta Embarcadero Partners II, LLC beneficially owns 12,172 shares of Common Stock. The respective general partners and members of Alta California Partners II L.P. and Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain principals of Alta Partners are members of Alta California Management Partners II, LLC (which is a general partner of Alta California Partners II, L.P.) and members of Alta Embarcadero Partners II, LLC. As members of such entities, they may be deemed to share voting and investment powers over the shares held by such funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC. Alta BioPharma Partners II, L.P. beneficially owns 1,148,235 shares of Common Stock and Alta Embarcadero BioPharma Partners II, LLC beneficially owns 42,240 shares Common Stock. The managing directors of Alta BioPharma Partners II, L.P. and managers of Alta Embarcadero BioPharma Partners II, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners II, Inc. are managing directors of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and managers of Alta Embarcadero BioPharma Partners II, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Ms. Farah Champsi is a managing director of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she currently shares voting and dispositive powers over the 1,148,235 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 42,240 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein. She directly owns 42,703 shares of Common Stock. In addition, she holds stock options for 26,666 shares of Common Stock; of which 4,444 shares were granted 8/9/00 and 22,222 shares were granted on 9/24/03. The vesting schedule for the Stock Options is 1/48 of the shares vest monthly over a four year period beginning on the date of grant.

Mr. Jean Deleage, is a managing director of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), a manager of Alta Embarcadero BioPharma Partners II, LLC, a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), and a member of Alta Embarcadero Partners II, LLC. Thus he currently shares voting and dispositive powers over the 963,465 shares of Common Stock beneficially owned by Alta California Partners II, L.P., the 12,172 shares beneficially owned by Alta Embarcadero Partners II, LLC, the 1,148,235 shares beneficially owned by Alta BioPharma Partners II, L.P., and the 42,240 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

                                                     Page 1 of 2 of Attachment A

Mr. Garrett Gruener is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he currently shares voting and dispositive powers over the 963,465 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 12,172 shares beneficially owned by Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Daniel Janney is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.). Thus he currently shares voting and dispositive powers over the 963,465 shares of Common Stock beneficially owned by Alta California Partners II, L.P. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Dr. Alix Marduel is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), a managing director of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she currently shares voting and dispositive powers over the 963,465 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 1,148,235 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 42,240 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Guy Nohra is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC Thus he currently shares voting and dispositive powers over the 963,465 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 12,172 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Edward Penhoet, Director, is a director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a limited partner of Alta BioPharma Partners II, L.P. Thus he currently shares voting and dispositive powers over the 1,148,235 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. He is an affiliate of Alta Partners, but does not have voting or investment powers over the funds held by Alta California Partners II, L.P. or Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. He directly owns 72,241 shares of Common Stock. In addition, he holds stock options for 48,888 shares of Common Stock; of which 4,444 shares were granted 8/9/00 and 44,444 shares were granted on 9/24/03. The vesting schedule for the Stock Options is 1/48 of the shares vest monthly over a four year period beginning on the date of grant.

Alta Partners and Alta Partners II, Inc. are venture capital firms that share an office in San Francisco. Alta Partners is California Corporation. Alta Partners II, Inc. is a California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership, Alta Embarcadero Partners II, LLC is a California Limited Liability Company, Alta BioPharma Partners II, L.P. is a Delaware Limited Partnership, and Alta Embarcadero BioPharma Partners II, LLC is a California Limited Liability Company.

                                                     Page 2 of 2 of Attachment A